Exhibit 99.1

www.nts.com

NEWS RELEASE FOR April 8, 2011, at 6:00 A.M. EDT

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Aaron Cohen (corporate)
jill@allencaron.com	aaron.cohen@ntscorp.com
Len Hall (media	(818) 591-0776
len@allencaron.com
(949) 474-4300

Statement by National Technical Systems Board of Directors
On Resignation of Jack Lin from Board

Calabasas, CA (April 8, 2011)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering services, said today that Jack Lin, Ph.D., resigned from the NTS Board of Directors Wednesday, April 6, effective immediately.  Dr. Lin, age 77, was a director since 1975.

Also on April 6, the Company was served with a notice from a group of shareholders comprised of Dr. Lin, Luis Hernandez, Sidney Meltzner, and the CAS Foundation (affiliated with Mr. Meltzner) seeking to nominate directors and propose changes to the Company’s Bylaws at the next annual meeting of shareholders.

In response to these actions, the Board of Directors released the following statement:

“We regret that Jack Lin, a former long-time CEO and Chairman of the Board of NTS, and his group are attempting to take certain actions that we believe would not be in the best interests of the Company and all of its shareholders. Transitioning a company from one generation of management to the next is challenging.   The Company has made repeated attempts and invested substantial energy and resources to preserve a positive relationship with Dr. Lin, unfortunately those efforts have been unsuccessful.

“The Board of Directors and management strongly believe that NTS is strategically positioned to increase its dominance in its industry, and are committed to executing management’s plan to maximize shareholder value,” the Board added. “We note particularly that Aaron Cohen, founder, Vice-Chairman of the Board and the Company’s largest single shareholder, and other major stockholders, share the Board’s views.”

The Board intends to commence a search for a replacement director.

About National Technical Systems
National Technical Systems, Inc. is a leading provider of engineering services to the aerospace, defense, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Forward-Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies’ services and products and other risks identified in the companies’ SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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